Exhibit 10.57

Form of Director Restricted Stock Unit Agreement

This Director Restricted Stock Unit Agreement (the “Agreement”), effective                     (1) (the “Grant Date”), by and between HD Supply Holdings, Inc., a Delaware corporation (the “Company”), and                        (the “Director”) is being entered into pursuant to the HD Supply Holdings, Inc. 2013 Omnibus Incentive Plan (the “Plan”).  Capitalized terms that are used but not defined herein shall have the respective meanings given to them in the Plan.

WHEREAS, the Board of Directors of the Company (the “Board”) authorized Director’s annual compensation for service as a member of the Board (the “Annual Fee”), a portion of which will be paid in the form of equity in the Company.

NOW, THEREFORE, Company and Director hereby agree as follows:

Section 1.                                           Grant of Restricted Stock Units.  Company hereby evidences and confirms its grant to Director, effective as of the Grant Date, of                Restricted Stock Units, as satisfaction of the equity portion of Director’s Annual Fee for the current year ($100,000 divided by the Fair Market Value of the Common Stock on the Grant Date). This Agreement is entered into pursuant to, and the Restricted Stock Units granted hereunder are subject to, the terms and conditions of the Plan, which are incorporated by reference herein.  If there is any inconsistency between any express provision of this Agreement and any express term of the Plan, the express term of the Plan shall govern.

Section 2.                                           Vesting of Restricted Stock Units.

(a)                                 Vesting.  Except as otherwise provided in Section 2(b), the Restricted Stock Units shall become vested, if at all, on the earlier of (i) the first anniversary of the Grant Date or (ii) the date of Company’s next annual shareholders meeting after the Grant Date, in each case subject to Director’s continued service on the Board from the Grant Date until the applicable vesting date.  Vested Restricted Stock Units shall be settled as provided in Section 3 of this Agreement.

(b)                                 Termination of Services.

(i)                                     Death, Disability or Retirement.  If Director’s service on the Board is terminated due to death, Disability, or Retirement (each, a “Qualifying Termination”), Director shall be deemed vested with respect to the number of Restricted Stock Units that would have vested had Director’s Service continued until the applicable vesting date, multiplied by a fraction, the numerator of which is the number of days elapsed from the Grant Date through the date of the Qualifying Termination and the denominator of which is the number of days from the Grant Date to the applicable vesting date, and any remaining Restricted Stock Units shall be forfeited and canceled as of the date of such Qualifying Termination.  Vested Restricted Stock Units shall be settled as provided in Section 3 of this Agreement.  For purposes of this Agreement, Retirement shall mean Director’s retirement from service on the Board as defined in the Company’s Board of Director’s Compensation Policy.

(1)         For year of IPO, effective on the date of the closing of the IPO. For subsequent years, effective on the date of the annual shareholders meeting. For new directors, effective on the date service commences.

(ii)                                  Any Other Reason.  Upon termination of Director’s services on the Board for any reason other than a Qualifying Termination (whether initiated by Company or by Director), any unvested Restricted Stock Units shall be forfeited and canceled effective as of the date of such termination.

(iii)                               Applicability of Section 409A of the Code.  To the extent that the Restricted Stock Units constitute deferred compensation subject to Section 409A of the Code, references in this Agreement to “termination of Director’s services on the Board” and corollary terms shall mean Director’s “separation from service” within the meaning of Section 409A of the Code and related regulations.

(c)                                  Change in Control.  In the event of a Change in Control, any Restricted Stock Units which are unvested shall automatically become vested and shall be settled as provided in Section 3 of this Agreement.

(d)                                 Board Discretion.  Notwithstanding anything contained in this Agreement to the contrary, the Board, in its sole discretion, may accelerate the vesting with respect to any Restricted Stock Units under this Agreement, at such times and upon such terms and conditions as the Board shall determine.

Section 3.                                           Settlement of Restricted Stock Units.

(a)                                 Timing of Settlement.  Subject to Section 3(c), any outstanding vested Restricted Stock Units shall be settled into an equal number of shares of Common Stock on a date selected by Company that is within thirty days following the applicable vesting date (such date, the “Settlement Date”).

(b)                                 Mechanics of Settlement.  On the Settlement Date, Company shall electronically issue to Director one whole share of Common Stock for each vested Restricted Stock Unit, and, upon such issuance, Director’s rights in respect of such Restricted Stock Unit shall be extinguished.  In the event that there are any fractional Restricted Stock Units, such fractional Restricted Stock Units shall be settled through a cash payment equal to the portion of Restricted Stock Unit multiplied by the Fair Market Value of the Common Stock on the Settlement Date.  No fractional shares of Common Stock shall be issued.

(c)                                  Settlement Deferral.  Director may elect to defer the Settlement Date by completing the deferral election form delivered to Director in connection with the grant of Restricted Stock Units (the “Deferral Election Form”), in which case the Restricted Stock Units shall be settled at the time set forth on such Deferral Election Form.  In order to be effective, Director must complete and return such Deferral Election Form in a timely manner.  In the event that the Deferral Election Form is not returned in a timely manner, the Restricted Stock Units shall be settled in the manner set forth in Section 3(a).

Section 4.                                           Securities Law Compliance.  Notwithstanding any other provision of this Agreement, Director may not sell the shares of Common Stock acquired upon settlement of the Restricted Stock Units unless such shares are registered under the Securities Act of 1933, as amended (the “Securities Act”), or, if such shares are not then so registered, such sale would be exempt from the registration requirements of the Securities Act.  The sale of such shares must also comply with other applicable laws and regulations governing the Common Stock, and Director may not sell the shares of Common Stock if Company determines that such sale would not be in material compliance with such laws and regulations.

Section 5.                                           Restriction on Transfer; Non-Transferability of Restricted Stock Units.  The Restricted Stock Units are not assignable or transferable, in whole or in part, and they may not, directly or indirectly, be offered, transferred, sold, pledged, assigned, alienated, hypothecated or otherwise disposed of or encumbered (including, but not limited to, by gift, operation of law or otherwise) other than by will or by the laws of descent and distribution to the estate of Director upon Director’s death.  Any purported transfer in violation of this Section 5 shall be void ab initio.

Section 6.                                           Miscellaneous.

(a)                                 Withholding.  Upon the settlement of vested Restricted Stock Units and (if applicable) delivery of cash in respect of any Restricted Stock Units, Director shall be obligated to satisfy any applicable U.S. federal, state and local and non-U.S. tax withholding or other similar charges or fees that may arise in connection therewith.

(b)                                 Dividend Equivalents.  In the event that Company pays a dividend on a share of Common Stock following the Grant Date and prior to the applicable Settlement Date, there shall be credited to the account of Director in respect of each outstanding Restricted Stock Unit an amount equal to the amount of such dividend.  The amount so credited shall be deferred (without interest, unless the Board determines otherwise) until the settlement of such related Restricted Stock Unit and shall be forfeited upon the forfeiture of such related Restricted Stock Unit.  The Board may, in its discretion, determine, in connection with any such crediting, whether such crediting will be in cash, additional Restricted Stock Units or other notional instrument; provided, that in the absence of any such determination, such crediting will be in the form of additional Restricted Stock Units.

(c)                                  Authorization to Share Personal Data.  Director authorizes Company or any Affiliate of the Company that has or lawfully obtains personal data relating to Director to divulge or transfer such personal data to Company or to a third party, in each case in any jurisdiction, if and to the extent reasonably appropriate in connection with this Agreement or the administration of the Plan.

(d)                                 No Rights as Stockholder; No Voting Rights.  Director shall have no rights as a stockholder of the Company with respect to any shares of Common Stock covered by the Restricted Stock Units prior to the issuance of such shares of Common Stock.

(e)                                  No Right to Continued Service on Board. Nothing in this Agreement shall be deemed to confer on Director any right to continue in the service of the Company or any Subsidiary, or to interfere with or limit in any way the right of the Company or any Subsidiary to terminate such service at any time.

(f)                                   Interpretation.  The Board shall have full power and discretion to construe and interpret the Plan (and any rules and regulations issued thereunder) and this Award.  Any determination or interpretation by the Board under or pursuant to the Plan or this Award shall be final and binding and conclusive on all persons affected hereby.

(g)                                  Forfeiture of Awards  The Restricted Stock Units granted under hereunder (and gains earned or accrued in connection therewith) shall be subject to such generally applicable policies as to forfeiture and recoupment (including, without limitation, upon the occurrence of material financial or accounting errors, financial or other misconduct or Competitive Activity) as may be adopted by the Administrator or the Board from time to time and communicated to Director, and is otherwise subject to forfeiture or disgorgement of profits as provided by the Plan.

(h)                                 Consent to Electronic Delivery.  By entering into this Agreement and accepting the Restricted Stock Units evidenced hereby, Director hereby consents to the delivery of information (including, without limitation, information required to be delivered to Director pursuant to applicable securities laws) regarding the Company and its Subsidiaries, the Plan, this Agreement and the Restricted Stock Units via Company web site or other electronic delivery.

(i)                                     Binding Effect; Benefits.  This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and assigns.  No provision of this Agreement, express or implied, is intended or shall be construed to give any person other than the parties to this Agreement or their respective successors or assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(j)                                    Amendment.  This Agreement may not be amended, modified or supplemented orally, but only by a written instrument executed by Director and Company.

(k)                                 Assignability.  Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by Company or Director without the prior written consent of the other party.

(l)                                     Applicable Law.  This Agreement shall be governed in all respects, including, but not limited to, as to validity, interpretation and effect, by the internal laws of the State of Delaware, without reference to principles of conflict of law that would require application of the law of another jurisdiction.

(m)                             Waiver of Jury Trial.  Each party hereby waives, to the fullest extent permitted by applicable law, any right he, she or it may have to a trial by jury in respect of any suit, action or proceeding arising out of this agreement or any transaction contemplated hereby.  Each party (i) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (ii) acknowledges that he, she or it and the other party hereto have been induced to enter into the Agreement by, among other things, the mutual waivers and certifications in this Section 6(m).

(n)                                 Limitations of Actions. No lawsuit relating to this Agreement may be filed before a written claim is filed with the Administrator and is denied or deemed denied as provided in the Plan and any lawsuit must be filed within one year of such denial or deemed denial or be forever barred.

(o)                                 Section and Other Headings, etc.  The section and other headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

(p)                                 Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, Company and Director have executed this Agreement as of the date first above written.

HD SUPPLY HOLDINGS, INC.

By:
Ricardo J. Nuñez
SVP, General Counsel and Corporate Secretary

Date Signed:

DIRECTOR

Date Signed: